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                                                                   EXHIBIT 10.34


151 Farmington Avenue                      RICHARD L. HUBER
Hartford, CT  06156                        Vice Chairman
                                           Strategy, Finance & Administration
                                           (203) 273-7551






June 6, 1995

Frederick C. Copeland, Jr.
75 Bloomfield Avenue
Hartford, CT  06105

Dear Rick,

On behalf of Aetna, I am pleased to offer you the position of President of Aetna International Inc. As we discussed, this offer is subject to the approval of Aetna's Board of Directors. The specifics of the offer are as follows:

1.     STARTING DATE: On or about July 1, 1995, but no later than July 15, 1995.

2. BASE SALARY: Your base salary will be $300,000 per annum payable biweekly. This will be reviewed on the basis of your performance during our annual salary review process in 1996 and each year thereafter as long as you are employed by Aetna. The Company may also, from time to time, review and adjust salaries to reflect appropriate compensation for each position.

3. ANNUAL BONUS PROGRAM: You will also be eligible for consideration for an award under the Company's annual incentive program beginning with the 1995 performance year (payable in 1996) as long as the plan is in effect. For the performance year of 1995, we will guarantee you a minimum award of $100,000.

4. FUTURE BONUS PAYMENTS: We will consider a combination of Company, and individual performance and under the current plan, your bonus target will be 35% of your base salary. Each year, while you are employed by Aetna, you will be eligible for consideration for additional awards under the annual incentive program while the plan remains in effect.

5. STOCK OPTION PLAN: We will recommend to the Aetna Board Committee on Compensation and Organization that you be granted this year an option to purchase 8,000 shares of Aetna's common stock. The option will be based on the price of a share on the date on which approval is secured from the Committee. These options are not exercisable for the first year after the date of grant and will vest in installments thereafter. Thereafter while employed by Aetna, you will be eligible for consideration for grants under the Stock Incentive Plan while the plan remains in effect.



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Frederick C. Copeland, Jr.
June 6, 1995


6. LONG-TERM INCENTIVE PROGRAM: In addition, we will recommend a grant of 4,700 ACEShares, subject to Committee approval, for the performance cycle 1995-1998, to be granted at the next Board meeting where grants will be made (expected in September, 1995). This award will vest, if at all, only upon attainment of performance objectives as determined by the Committee. Details of the Company's Long-term Incentive Program exercise, ownership and vesting provisions will be forwarded to you upon Board approval.

7. PENSION: Your participation in the pension plan will automatically begin after you have completed one year of service with Aetna. Under the terms of the plan currently in effect, you will receive credit for years of service from your date of employment. We also will credit you under a supplemental plan with an additional three years of service as follows: the first after two years of active service; the second after three years of active service; and the third after four years of active service. Thereafter, you will accumulate one year for each year you remain in the employ of the Company (but no more than 35 years, the maximum under the plans) as long as the plan remains in effect. Under the plan, your benefit vests after five years of credited service.

8. SIGN-ON BONUS: A one-time payment of $60,000 (before taxes) will be made as soon as possible after you begin work at Aetna in recognition of your career move. You will repay this amount in full to Aetna if you voluntarily leave within twelve months.

9. INCENTIVE SAVINGS PLAN: You will be eligible to participate in the Aetna Incentive Savings Plan after you have completed one year of service. However, during your first year of service, you will eligible to defer up to six percent of your base salary under a non-qualified supplemental plan. Under the supplemental plan now in effect, the Company will match 100% of the first 5% of base salary you defer.

10. MEDICAL, DENTAL AND LIFE INSURANCE: You will be eligible to participate in our contributory flexible benefit plan.

11. VACATION: In 1995, you will receive 10 days of accrued vacation for your use as soon as you join the Company. Thereafter, for the purpose of vacation day accrual only, you will be treated as a 10-year employee; that is, currently a maximum of 20 vacation days per year.

12. SEVERANCE: If your employment is involuntarily terminated under circumstances that would call for benefits under the provisions of the Aetna Severance Pay Plan, subject to receipt of customary convenants and releases, you will be entitled to the standard benefits of the plan with a minimum total benefit, inclusive of any notice, of 52 weeks.

13. CONTINGENCIES: The offer is contingent upon receipt of documents which show that you are legally entitled to work in the United States (these must be presented on your first day) and satisfactory results from a drug test which will be scheduled at your convenience prior to your start date.


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Frederick C. Copeland, Jr.
June 6, 1995


Please read the enclosed Benefits Handbook carefully in order to fully understand the terms and conditions of the plans mentioned above.

We are delighted to extend this offer to you and look forward to your acceptance. We hope this employment relationship will be mutually enjoyable and lasting. Of course, you may terminate your employment at any time, as may Aetna.

Please acknowledge your acceptance of this offer by initialing the enclosed copy of this letter, completing the enclosed employment application and returning both to me. I would greatly appreciate your response within seven (7) days after receipt of this letter. If you have any questions or would like to discuss the terms of our offer, please do not hesitate to call me.

Sincerely,


/s/ Richard L. Huber
Richard L. Huber
Vice Chairman





/s/ Frederick C. Copeland, Jr.    6/9/95
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Accepted
Frederick C. Copeland, Jr.


Enclosures: